Exhibit 99.1

KNIGHT ANNOUNCES AGREEMENT IN PRINCIPLE WITH STAFFS OF SEC AND NASD

JERSEY CITY, New Jersey (July 7, 2004) – Knight Trading Group, Inc. (Nasdaq: NITE) today announced that its wholly owned subsidiary, Knight Securities, L.P. (KSLP) had reached an agreement in principle with the staffs of the U.S. Securities and Exchange Commission (SEC) and NASD to settle investigations in connection with specific institutional trade activity, conduct and supervision that occurred in 1999 through 2001; and books and records, document production and record-keeping deficiencies. The agreement in principle is subject to the drafting of settlement papers and final approval by the SEC and NASD. The agreement in principle involves Knight Securities, L.P., an over-the-counter trading subsidiary renamed Knight Equity Markets, L.P., effective September 1, 2003. Knight Equity Markets, L.P. is a subsidiary of Knight Trading Group, Inc. (Knight).

Under the terms of the agreement in principle, KSLP would disgorge approximately $41 million in institutional trading profits, and pay $13 million in interest and $25 million in penalties. The SEC and NASD would then determine how the funds would be distributed. KSLP expects the proposed settlement to take the form of an administrative order, in which KSLP would neither admit nor deny the findings.

Knight will take a pre-tax charge of approximately $79 million in the second quarter, which ended June 30, 2004, relating to the agreement in principle.

“Knight understands that we have a responsibility to our clients to provide superior trade execution services and to serve as a trusted business partner who values the importance of client relationships,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “The agreement in principle announced today demonstrates the management team of Knight that arrived after May 2002, together with our employees, is committed to resolving the regulatory inquiries we inherited. We believe that the agreement in principle is an important next step in closing the chapter on these issues. We will continue to pursue our client-focused strategies to build Knight’s business platform and future prospects.”

The findings concerning KSLP will include violations of the antifraud provisions of Section 15(c)(1) of the Securities Exchange Act of 1934 (Exchange Act) and associated rules. The findings will also include violations of the SEC books and records rules (Rules 17a-3 and 17a-4 under the Exchange Act) in connection with the retention of e-mails and order tickets and the use of trade modifiers; violations of NASD rules concerning the production of books and records (NASD Rule 8210); failures to supervise under Exchange Act Section 15(b)(4)(E) and NASD Rule 3010; and violations of NASD rules (including just and equitable principles of trade (NASD Rule 2110)) in connection with the use of trade modifiers and the filing of NASD Form U5 notices for certain former employees. KSLP would neither admit nor deny the findings. The agreement in principle is subject to the drafting of settlement papers and final approval by the SEC and NASD.

The proposed settlement would resolve the matters for which Knight Securities, L.P. received Wells Notices from the staffs of the Division of Enforcement of the SEC and from NASD’s Department of Market Regulation. Knight previously announced the receipt of the Wells Notices on March 4, 2004. The agreement in principle does not address the Wells Notices received by four former employees of KSLP. The agreement in principle also does not address the private arbitration claim against KSLP made by a former KSLP employee relating to his employment and termination, as Knight originally disclosed in its Form 10-Q for the quarter ending June 30, 2002, and as updated in subsequent securities filings. Knight continues to defend against the private arbitration claim.

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Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in equities and derivatives. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the equity market. Knight also operates an asset management business for institutions and high net worth individuals. To be a valued partner, Knight strives to provide superior client service and will continue to tailor its offering to meet the needs of its clients. More information about Knight can be obtained at www.knighttradinggroup.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACT	Margaret Wyrwas
Senior Managing Director,
Corporate Communications & Investor Relations
201-557-6954 or mwyrwas@knighttrading.com